Exhibit 99.1

Maxco, Inc. Announces Receipt of a Revised, Non-Binding Letter of Interest to Acquire Substantially All the Assets of its Wholly Owned Subsidiary, Atmosphere Annealing, Inc.

GRAND LEDGE, Mich., Oct. 4 /PRNewswire-FirstCall/ -- Maxco, Inc. (Nasdaq: MAXC) announced that it has received a revised, non-binding letter of interest to acquire substantially all the assets of its wholly owned subsidiary, Atmosphere Annealing, Inc. ("AAI") for cash, revising the previously announced Letter of Interest dated August 16, 2006.

Under this revised Letter of Interest, the purchaser would agree to purchase substantially all of the operating assets of AAI other than cash and specifically agreed upon items. The transaction is subject to comprehensive due diligence. Other than normal operating liabilities, the purchaser would not assume any liabilities for borrowed money as well as certain other liabilities including product, tax, and environmental liabilities, if any.

Completion of the transaction is subject to various conditions, including completion of a full investigation by the potential purchaser, negotiation and entry into a definitive purchase agreement, required approvals including Board and Shareholder approval by Maxco, Inc. ("Maxco"), and possibly obtaining consents from regulatory authorities. Accordingly, there can be no assurance that the transaction will be consummated.

As part of the original Letter of Interest announced August 16, 2006, Maxco agreed to terminate discussions with all third parties interested in the acquisition of AAI for a period of forty-five (45) days from the date of the original letter in order to afford the purchaser an opportunity to conduct confirmatory due diligence throughout the exclusivity period. Maxco also agreed not to sell, transfer, or otherwise dispose of the assets to be purchased, other than dispositions of inventory in the ordinary course of business. As a result of the revised Letter of Interest Maxco has agreed to extend the exclusivity period another thirty (30) days.

Maxco currently operates in the heat-treating business segment through AAI, a company providing production metal heat-treating services. Maxco also has investments in real estate and investments representing less than majority interests in the following businesses: a registered broker-dealer of securities that is primarily focused on the trading of fixed income investments; a developer, manufacturer and marketer of microprocessor-based process monitoring and inspection systems for use in industrial manufacturing environments; and an energy-related business. The Company's common shares are traded on the NASDAQ SmallCap Market System under the symbol MAXC.

This release includes "forward-looking" information statements, as defined in the Private Securities Litigation Reform Act of 1995, including various statements relating to the proposed transaction. Actual results may differ from those provided in the forward-looking statements. The proposed transaction is subject to various conditions and may not occur.